Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc.’s Special Meeting of the Stockholders
ELBA, ALABAMA and SAN FRANCISCO, CALIFORNIA (June 21, 2022)…...The National Security Group, Inc. (“NSG”) (NASDAQ:NSEC) today announced that, as required by the Delaware General Corporation Law, its stockholders have voted at a special meeting to adopt the previously announced Agreement and Plan of Merger (“Plan of Merger”), dated as of January 26, 2022, by and among NSG, VR Insurance Holdings, Inc., a Delaware corporation (“VR Holdings, Inc.”), and VR Insurance Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which NSG will be acquired by VR Holdings. At the special meeting, NSG’s stockholders approved the adoption of the Plan of Merger and approved on a non-binding advisory basis the executive compensation that may be paid or become payable in connection with the transaction contemplated by the Plan of Merger. The final voting results for each proposal voted on at the special meeting will be set forth in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.

In accordance with Section 27-29-3 Code of Alabama 1975, as amended, VR Holdings filed a Form A to request the Alabama Commissioner of Insurance approve the transaction contemplated by the Plan of Merger. On June 14, 2022, a public hearing on the Form A was held before the Commissioner in the offices of the Alabama Department of Insurance, in Montgomery, Alabama. By order of the Commissioner dated June 16, 2022, the Commissioner approved the Form A and the acquisition of control of NSG by VR Holdings.

The conditions to the merger requiring stockholder approval and regulatory approval have been satisfied. The parties intend to close the transaction on or before June 30, 2022.

About The National Security Group, Inc.
The National Security Group, Inc. (NASDAQ:NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company primarily writes personal lines property coverage including specialty market dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

About VR Holdings, Inc.
VR Holdings is a newly formed Delaware company founded by Vivek Ranadivé and a group of family office and strategic investors. VR Holdings has been formed to serve as the holding company for NSG and potentially other insurance and financial services businesses.

Caution regarding Forward-Looking Statements
The news release contains historical and forward looking statements that are based on estimates and anticipation of future events by NSG that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward looking statements. The expectations regarding the timing, closing and effects of the Transaction may be beyond the control of NSG and are difficult or impossible to predict. The forward looking statements speak only as of the date of this release and NSG does not undertake and specifically declines any obligation to update or revise any forward looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.